The Hanover Estimates the Impact of Global Catastrophe,

Large Loss and Other Activity on its Chaucer Segment

WORCESTER, Mass., July 14, 2016 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced the estimated impact of catastrophe and large loss activity, as well as the impact of foreign exchange movements, on second quarter results at its Chaucer segment. The company expects the segment to produce an estimated second quarter combined ratio in the range of 103 to 105%.

The most notable catastrophe and large loss events impacting Chaucer’s results in the quarter include the Alberta wildfires and the Ecuador and Japan earthquakes, as well the Jubilee Oil Field turret malfunction and the Brussels Airport terrorist attack losses, which occurred in the first quarter. The results also were affected by loss activity in trade credit coverages within the marine line, related to commodity price-sensitive risks. Foreign exchange movements, in particular weakening of pound sterling, also resulted in a net negative impact on the combined ratio, which is contemplated in the above estimate.

“Chaucer continues to manage its exposures very well,” said Eugene M. Bullis, chief financial officer at The Hanover. “Volatility from time to time is expected and entirely consistent with our long-term outlook for this business.  Losses from these market-wide events were generally proportionate to our underwriting appetite and market-wide experience.”

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations with respect to second quarter earnings estimates, loss impact from catastrophes and other factors, and the second quarter combined ratio for the Chaucer segment.

The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially.  Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including those risks which are discussed in readily available documents, such as the company's annual report and other documents filed by the company with the SEC.

About  The  Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contacts:

Investors:

Oksana Lukasheva

508-855-2063

Email: olukasheva@hanover.com

Media:

Michael F. Buckley

508-855-3099

Email: mibuckley@hanover.com